EXHIBIT 23I

OPINION OF COUNSEL

Administrative Services Agreement

This AGREEMENT, dated as of the 1st day of October 2003, made by and between AMIDEX Funds, Inc. (the "Fund"), a corporation operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Maryland, and Index Investments, LLC, ("II") a Pennsylvania Limited Liability Company (collectively, the "Parties").

WHEREAS, the Fund is authorized by its Articles of Incorporation and By-Laws to issue separate series of shares representing interests in separate investment portfolios which are identified on Schedule "C" attached hereto and which Schedule "C" may be amended from time to time by mutual agreement of the Fund and II; and

WHEREAS, the Parties desire to enter into an agreement whereby II will provide the services to the Fund as specified herein and set forth in particular in Schedule "A" which is attached hereto and made a part hereof.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                               GENERAL PROVISIONS

Section 1.  Appointment.

The Fund hereby appoints II to perform the Administrative Services outlined herein and II hereby accepts such appointment.

Section 2.  Duties and Obligations of InCap.

Subject to the provisions of this Agreement, II will provide to the Fund the specific services as set forth in Schedule "A" attached hereto.

Section 3.  Indemnification.

      (a) The Fund agrees to indemnify and hold II harmless, together with its officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which II may sustain or incur or which may be asserted against II by any person by reason of, or as a result of:

            (i) any action taken or omitted to be taken by II except claims, demands, expenses and liabilities arising from willful misfeasance, bad faith, or gross negligence on the part of II in the performance of its obligations and duties under this Agreement; or

            (ii) any action taken or omitted to be taken by II in reliance upon any Certificate, instrument, order or stock certificate or other document reasonably believed by II to be genuine and signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund, or upon the opinion of legal counsel for the Fund or II

Section 5. Representations and Warranties.

      (a) II represents and warrants that:

            (i) it is a Limited Liability Company duly organized and existing and in good standing under the laws of Pennsylvania;

            (ii) it is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement;

            (iii) all requisite corporate proceedings have been taken to authorize II to enter into and perform this Agreement;

            (iv) it has and will continue to have access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

            (v) no legal or administrative proceedings have been instituted or threatened which would impair II's ability to perform its duties and obligations under this Agreement;

            (vi) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of II or any law or regulation.

            (vii) This Agreement has been duly authorized by II and, when executed and delivered, will constitute a valid, legal and binding obligation of II, enforceable in accordance with its terms.

      (b) The Fund represents and warrants that:

            (i) it is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

            (ii) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

            (iii) all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;

            (iv) no legal or administrative proceedings have been instituted or threatened which would impair the Fund's ability to perform its duties and obligations under this Agreement;

            (v) the Fund's entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligations of the Fund, or any law or regulation applicable to either;


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            (vii) this Agreement has been duly authorized by the Fund and, when executed and delivered, will constitute a valid, legal and binding obligation of the Fund, enforceable in accordance with its terms.

Section 6. Compensation. The Fund agrees to pay II compensation for its services, and to reimburse it for expenses at the rates, times, manner and amounts as set forth in Schedule "B" attached hereto and incorporated herein by reference and as will be set forth in any amendments to such Schedule "B" agreed upon in writing by the Parties. Upon receipt and approval of an invoice therefor, II is authorized to collect such fees by debiting the Fund's custody account. The Fund will approve or contest any invoice sent by II within five (5) days of receipt. Disputed amounts shall not be deducted from the Fund's custody account until the dispute is resolved.

For the purpose of determining fees payable to II, the value of the Fund's net assets will be computed at the times and in the manner specified in the Fund's Prospectus and Statement of Additional Information then in effect.

During the term of this Agreement, should the Fund seek services or functions in addition to those outlined below or in Schedule "A" attached hereto, a written amendment to this Agreement specifying the additional services and corresponding compensation will be executed by the Parties.

Section 10.  Duration and Termination.

      (a) The initial term of this Agreement will be for the period of one (1) year, commencing on the date hereinabove first written (the "Effective Date") and will continue thereafter subject to termination by either Party as set forth in subsection (c) below.

      (b) The fee schedules set forth in Schedule "B" attached hereto will be fixed for the initial term commencing on the Effective Date of this Agreement and will continue thereafter subject to their review and any adjustment.

      (c) After the initial term of this Agreement, a Party may give written notice to the other (the day on which the notice is received by the Party against which the notice is made shall be the "Notice Date") of a date on which this Agreement shall be terminated ("Termination Date. The Termination Date shall be set on a day not less than ninety (90) days after the Notice Date. The period of time between the Notice Date and the Termination Date is hereby identified as the "Notice Period". Any time up to the Termination Date, the Fund will pay to II such compensation as may be due as of the Termination Date.

Section 14. Notices.

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Fund:                            If to II:

AMIDEX Funds, Inc.                         II, LLC
630-A Fitzwatertown Rd.                    2621 Van Buren Avenue
Willow Grove, PA 19090                     Norristown, PA 19403


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Schedule A

o Preparation, design, typesetting, layout and supervision of filing of all Federal and State reports including:

o Fund's post-effective amendments under the Securities Act of 1933 and the Investment Company Act of 1940.

o     Form N-SAR - Semi-Annual report for Registered Investment Companies.

o     Form N-CSR - The Fund's Annual and Semi-Annual Report.

o     Rule 24f-2 Notice - filing regarding sale(s) of securities.

o     Rule 17g-1 filing with the SEC regarding Fidelity Bond coverage.

*Prepare, design, layout, typesetting, and assistance to the transfer agent in filing reports to shareholders, including the annual report to shareholders, and coordinate mailing Prospectuses, notices, proxy statements, proxies and other reports to shareholders.

* Prepare the layout and coordinate the printing of shareholder communications, including Prospectuses and reports to shareholders.

* Administer contracts on behalf of the Fund with, among others, custodian, transfer agent/shareholder servicing agent, distributor, and accounting services agent.

* Facilitate communications between auditors, attorneys, service providers, state and federal regulators and respond to requests for information and data concerning the funds.

* Prepare and maintain materials for Directors meetings including meeting notices, consents, agendas, minutes, attendance records, resolutions, compliance forms, and minute books, and coordinate preparation of necessary reports, data and materials by other service providers for presentation to the Board.

* Schedule, organize and facilitate Board meetings.

* Coordinate shareholder meetings, including assisting Fund counsel in preparation of proxy materials, preparation of minutes and tabulation of results.

* Assist the Transfer Agent in the monitoring of the Fund's compliance with the investment restrictions and limitations imposed by the 1940 Act and state Blue Sky laws and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Fund's Prospectuses and Statement of Additional Information, and the investment restrictions and limitations necessary for each Portfolio of the Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, or any successor statute.

* Provide other administrative services as may be agreed from time to time in writing by the Fund or Administrator.

Schedule B

10 basis points of net assets value calculated daily and paid monthly.


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EXHIBIT 23I
OPINION OF COUNSEL

I have reviewed the representations of prior counsel to the Funds including the letters of representation previously attached to prior filings for the Funds. No changes have been made to the Company's Articles of Incorporation or Bylaws and no new funds have been introduced through the Company since prior counsel's representations. I give my permission to include this opinion as an exhibit to post-effective amendment # 14 of the Company's Registration Statement.


                                         Clifford A. Goldstein, Esq.